Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2023 SECOND QUARTER RESULTS

-Net New Home Orders of 1,912 on a Monthly Absorption Rate of 4.5-
-New Home Deliveries of 1,173-
-Home Sales Revenue of $819 Million-
-Diluted Earnings Per Share of $0.60-
-Debt-to-Capital Ratio of 32.3% and Total Liquidity of $1.7 Billion-

INCLINE VILLAGE, Nev., July 27, 2023 / Tri Pointe Homes, Inc. (the “Company”) (NYSE:TPH) today announced results for the second quarter ended June 30, 2023.
“Tri Pointe delivered strong results for the second quarter, surpassing our delivery guidance and leading to home sales revenue of $819 million while generating $61 million in net income available to common stockholders, or $0.60 per diluted share,” said Doug Bauer, Tri Pointe Homes Chief Executive Officer. “The healthy buyer demand we saw in the first part of the year continued a strong seasonal trend through the second quarter, resulting in a 41% increase in net new home orders compared to the same prior-year period, and an 18% increase sequentially from the first quarter of 2023. We attribute these outstanding results to several underlying factors fueling today’s housing market, the foremost of which is the persistent limited supply of overall housing that falls short of current demand. This demand is largely being powered by a combination of new household formations, the entry of Gen Z into the home-buying market, and Millennials reaching their prime home-buying age. Additionally, with stabilized mortgage rates, consumers have adjusted to mid-six to low-seven percent interest rates, setting a new normal in the market.”
Mr. Bauer continued, “An important component to the supply/demand equation is the scarcity of resale home supply, with reports indicating that new listings are down nationwide by 27% due to the significant number of existing homebuyers who are not selling as a result of their locked-in rates which are well below current levels. This scarcity of resale homes has significantly boosted the homebuilding industry’s market share, with newly constructed homes making up 33% of inventory compared to the typical 13% average, as reported by the National Association of Home Builders.”
“Demand for the quarter was broad-based across our geographic footprint with an absorption rate of 4.5 homes per community per month. In addition, we raised net pricing at 73% of our selling communities during the quarter, while expanding our ending community count by 18%,” said Tri Pointe Homes President and Chief Operating Officer Tom Mitchell. “As the homebuilding industry gains momentum, driven by favorable market dynamics and demographic factors, we remain committed to enhancing operational efficiencies, fostering our company culture, and continuously innovating our product offerings to cater to the evolving lifestyles of today’s discerning consumers.”
Mr. Bauer concluded, “As we enter the second half of 2023, we believe that our industry’s share of the housing market will continue to increase and that the current supply/demand imbalance will continue into the foreseeable future. Through the rest of the year, we will continue to prioritize operational efficiency and cost management as supply chains continue to normalize. Furthermore, our balance sheet and liquidity reached record levels, allowing us flexibility in our efforts to balance growth and shareholder returns.”
Results and Operational Data for Second Quarter 2023 and Comparisons to Second Quarter 2022
•Net income available to common stockholders was $60.7 million, or $0.60 per diluted share, compared to $136.4 million, or $1.33 per diluted share
•Home sales revenue of $819.1 million compared to $1.0 billion, a decrease of 18%
◦New home deliveries of 1,173 homes compared to 1,485 homes, a decrease of 21%
◦Average sales price of homes delivered of $698,000 compared to $677,000, an increase of 3%

•Homebuilding gross margin percentage of 20.4% compared to 27.2%, a decrease of 680 basis points. The current year period includes an $11.5 million impairment related to a single community in the Bay Area of California.
◦Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 24.9%*
•SG&A expense as a percentage of homes sales revenue of 11.9% compared to 9.5%, an increase of 240 basis points
•Net new home orders of 1,912 compared to 1,356, an increase of 41%
•Active selling communities averaged 140.3 compared to 121.8, an increase of 15%
◦Net new home orders per average selling community were 13.6 orders (4.5 monthly) compared to 11.1 orders (3.7 monthly)
◦Cancellation rate of 8% compared to 16%
•Backlog units at quarter end of 2,765 homes compared to 3,826, a decrease of 28%
◦Dollar value of backlog at quarter end of $1.9 billion compared to $3.0 billion, a decrease of 36%
◦Average sales price of homes in backlog at quarter end of $695,000 compared to $779,000, a decrease of 11%
•Ratios of debt-to-capital and net debt-to-net capital of 32.3% and 12.1%*, respectively, as of June 30, 2023
•Repurchased 1,137,478 shares of common stock at a weighted average price per share of $28.43 for an aggregate dollar amount of $32.3 million in the three months ended June 30, 2023
•Ended the second quarter of 2023 with total liquidity of $1.7 billion, including cash and cash equivalents of $981.6 million and $695.0 million of availability under our revolving credit facility

*	See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the third quarter, the Company anticipates delivering between 1,000 and 1,100 homes at an average sales price between $690,000 and $700,000. The Company expects homebuilding gross margin percentage to be in the range of 21.0% to 22.0% for the third quarter and anticipates its SG&A expense as a percentage of home sales revenue will be in the range of 12.0% to 13.0%. Finally, the Company expects its effective tax rate for the third quarter to be in the range of 26.0% to 27.0%.
For the full year, the Company anticipates delivering between 5,000 and 5,300 homes at an average sales price between $690,000 and $700,000. The Company expects homebuilding gross margin percentage to be in the range of 21.5% to 22.5% for the full year and anticipates its SG&A expense as a percentage of home sales revenue will be in the range of 10.5% to 11.5%. Finally, the Company expects its effective tax rate for the full year to be in the range of 26.0% to 27.0%.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, July 27, 2023. The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer, Glenn Keeler, Chief Financial Officer, and Linda Mamet, Chief Marketing Officer. Interested parties can listen to the call live and view the related slides on the Internet under the Events & Presentations heading in the Investors section of the Company’s website at www.TriPointeHomes.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software. The call can also be accessed toll free at (877) 407-3982, or (201) 493-6780 for international participants. Participants should ask for the Tri Pointe Homes Second Quarter 2023 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the call. A replay of the call will be available for two weeks following the call toll free at (844) 512-2921, or (412) 317-6671 for international participants, using the reference number 13739744. An archive of the webcast will also be available on the Company’s website for a limited time.
About Tri Pointe Homes, Inc.
One of the largest homebuilders in the U.S., Tri Pointe Homes, Inc. (NYSE: TPH) is a publicly traded company and a recognized leader in customer experience, innovative design, and environmentally responsible business practices. The company builds premium homes and communities in 10 states, with deep ties to the communities it serves—some for as long as a century. Tri Pointe Homes combines the financial resources, technology platforms and proven leadership of a national organization with the regional insights, longstanding community connections and agility of empowered local teams. Tri Pointe has won multiple Builder of the Year awards, was named one of the 2023 Fortune 100 Best Companies to Work For®, and made Fortune magazine’s 2017 100 Fastest-Growing Companies list. The company was also named as a Great Place to Work-Certified™ company for three years in a row 2021–2023, and was named on several Great Place to Work® Best Workplaces lists in 2022 and 2023. For more information, please visit TriPointeHomes.com.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending. Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effects of general economic conditions, including employment rates, housing starts, interest rate levels, home affordability, inflation, consumer sentiment, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such parcels; access to adequate capital on acceptable terms; geographic concentration of our operations; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; the prices and availability of supply chain inputs, including raw materials, labor and home components; oil and other energy prices; the effects of U.S. trade policies, including the imposition of tariffs and duties on homebuilding products and retaliatory measures taken by other countries; the effects of weather, including the occurrence of drought conditions in parts of the western United States; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; the risk of loss from acts of war, terrorism, civil unrest or public health emergencies, including outbreaks of contagious disease, such as COVID-19; transportation costs; federal and state tax policies; the effects of land use, environment and other governmental laws and regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our homebuyers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:
InvestorRelations@TriPointeHomes.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Operating Data:	(unaudited)
Home sales revenue	$819,077	$1,004,644	$(185,567)	(18)%	$1,587,482	$1,729,895	$(142,413)	(8)%
Homebuilding gross margin	$167,078	$273,292	$(106,214)	(39)%	$347,365	$467,883	$(120,518)	(26)%
Homebuilding gross margin %	20.4%	27.2%	(6.8)%		21.9%	27.0%	(5.1)%
Adjusted homebuilding gross margin %*	24.9%	29.8%	(4.9)%		25.5%	29.6%	(4.1)%
SG&A expense	$97,465	$95,352	$2,113	2%	$185,693	$176,047	$9,646	5%
SG&A expense as a % of home sales revenue	11.9%	9.5%	2.4%		11.7%	10.2%	1.5%
Net income available to common stockholders	$60,724	$136,383	$(75,659)	(55)%	$135,466	$223,861	$(88,395)	(39)%
Adjusted EBITDA*	$129,928	$220,905	$(90,977)	(41)%	$263,903	$366,996	$(103,093)	(28)%
Interest incurred	$37,394	$28,789	$8,605	30%	$74,873	$57,342	$17,531	31%
Interest in cost of home sales	$25,366	$24,963	$403	2%	$45,592	$42,028	$3,564	8%

Other Data:
Net new home orders	1,912	1,356	556	41%	3,531	3,252	279	9%
New homes delivered	1,173	1,485	(312)	(21)%	2,238	2,584	(346)	(13)%
Average sales price of homes delivered	$698	$677	$21	3%	$709	$669	$40	6%
Cancellation rate	8%	16%	(8)%		9%	11%	(2)%
Average selling communities	140.3	121.8	18.5	15%	138.4	116.7	21.7	19%
Selling communities at end of period	145	123	22	18%
Backlog (estimated dollar value)	$1,922,895	$2,981,255	$(1,058,360)	(36)%
Backlog (homes)	2,765	3,826	(1,061)	(28)%
Average sales price in backlog	$695	$779	$(84)	(11)%

	June 30,	December 31,
	2023	2022	Change	% Change
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$981,567	$889,664	$91,903	10%
Real estate inventories	$3,193,328	$3,173,849	$19,479	1%
Lots owned or controlled	32,834	33,794	(960)	(3)%
Homes under construction (1)	3,131	2,373	758	32%
Homes completed, unsold	168	288	(120)	(42)%
Debt	$1,379,835	$1,378,051	$1,784	0%
Stockholders’ equity	$2,896,111	$2,832,389	$63,722	2%
Book capitalization	$4,275,946	$4,210,440	$65,506	2%
Ratio of debt-to-capital	32.3%	32.7%	(0.4)%
Ratio of net debt-to-net capital*	12.1%	14.7%	(2.6)%
__________
(1)     Homes under construction included 66 and 78 models as of June 30, 2023 and December 31, 2022, respectively.
*    See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2023	2022
Assets	(unaudited)
Cash and cash equivalents	$981,567	$889,664
Receivables	117,134	169,449
Real estate inventories	3,193,328	3,173,849
Investments in unconsolidated entities	139,959	129,837
Goodwill and other intangible assets, net	156,603	156,603
Deferred tax assets, net	34,850	34,851
Other assets	157,118	165,687
Total assets	$4,780,559	$4,719,940

Liabilities
Accounts payable	$78,386	$62,324
Accrued expenses and other liabilities	425,518	443,034
Loans payable	287,427	287,427
Senior notes	1,092,408	1,090,624
Total liabilities	1,883,739	1,883,409

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 99,094,458 and 101,017,708 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	991	1,010
Additional paid-in capital	—	3,685
Retained earnings	2,895,120	2,827,694
Total stockholders’ equity	2,896,111	2,832,389
Noncontrolling interests	709	4,142
Total equity	2,896,820	2,836,531
Total liabilities and equity	$4,780,559	$4,719,940

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Homebuilding:
Home sales revenue	$819,077	$1,004,644	$1,587,482	$1,729,895
Land and lot sales revenue	7,086	114	8,792	1,711
Other operations revenue	796	703	1,470	1,347
Total revenues	826,959	1,005,461	1,597,744	1,732,953
Cost of home sales	651,999	731,352	1,240,117	1,262,012
Cost of land and lot sales	7,370	344	8,813	819
Other operations expense	782	704	1,447	1,350
Sales and marketing	43,241	38,523	85,103	70,762
General and administrative	54,224	56,829	100,590	105,285
Homebuilding income from operations	69,343	177,709	161,674	292,725
Equity in income of unconsolidated entities	42	143	269	88
Other income, net	11,093	116	18,697	389
Homebuilding income before income taxes	80,478	177,968	180,640	293,202
Financial Services:
Revenues	10,370	12,228	19,246	20,980
Expenses	7,405	6,322	13,236	11,630
Equity in income of unconsolidated entities	—	—	—	46
Financial services income before income taxes	2,965	5,906	6,010	9,396
Income before income taxes	83,443	183,874	186,650	302,598
Provision for income taxes	(21,472)	(45,936)	(48,822)	(76,161)
Net income	61,971	137,938	137,828	226,437
Net income attributable to noncontrolling interests	(1,247)	(1,555)	(2,362)	(2,576)
Net income available to common stockholders	$60,724	$136,383	$135,466	$223,861
Earnings per share
Basic	$0.61	$1.33	$1.35	$2.14
Diluted	$0.60	$1.33	$1.34	$2.12
Weighted average shares outstanding
Basic	99,598,933	102,164,377	100,305,168	104,731,388
Diluted	100,634,964	102,787,919	101,184,993	105,478,446

MARKET DATA BY REPORTING SEGMENT & GEOGRAPHY
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
Arizona	195	$765	127	$732	330	$773	197	$733
California	352	798	579	698	691	813	1,093	690
Nevada	88	743	157	724	186	753	241	711
Washington	40	733	54	1,092	58	802	126	1,023
West total	675	778	917	731	1,265	793	1,657	723
Colorado	49	732	76	682	93	758	119	662
Texas	278	560	318	511	488	588	538	507
Central total	327	586	394	544	581	615	657	535
Carolinas(1)	142	483	44	462	317	458	72	458
Washington D.C. Area(2)	29	1,176	130	770	75	1,082	198	744
East total	171	600	174	692	392	577	270	668
Total	1,173	$698	1,485	$677	2,238	$709	2,584	$669

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Arizona	189	13.7	195	14.2	306	13.4	410	13.6
California	787	49.2	601	49.2	1,488	51.6	1,302	44.7
Nevada	105	8.0	116	7.3	189	7.6	261	8.0
Washington	70	5.8	21	1.8	122	5.4	69	2.4
West total	1,151	76.7	933	72.5	2,105	78.0	2,042	68.7
Colorado	38	6.8	34	8.0	79	6.4	165	8.0
Texas	494	39.0	153	22.0	808	36.1	568	22.1
Central total	532	45.8	187	30.0	887	42.5	733	30.1
Carolinas(1)	188	14.3	170	11.5	439	14.5	296	10.0
Washington D.C. Area(2)	41	3.5	66	7.8	100	3.4	181	7.9
East total	229	17.8	236	19.3	539	17.9	477	17.9
Total	1,912	140.3	1,356	121.8	3,531	138.4	3,252	116.7
(1)     Carolinas comprises North Carolina and South Carolina.
(2)     Washington D.C. Area comprises Maryland, Virginia and the District of Columbia.

MARKET DATA BY REPORTING SEGMENT & GEOGRAPHY, continued
(dollars in thousands)
(unaudited)

	As of June 30, 2023			As of June 30, 2022
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Arizona	354	$276,167	$780	733	$586,871	$801
California	1,095	797,480	728	1,245	1,128,517	906
Nevada	128	94,278	737	346	279,679	808
Washington	99	91,266	922	72	60,188	836
West total	1,676	1,259,191	751	2,396	2,055,255	858
Colorado	36	24,889	691	230	178,845	778
Texas	602	340,938	566	666	408,415	613
Central total	638	365,827	573	896	587,260	655
Carolinas(1)	342	156,759	458	345	162,317	470
Washington D.C. Area(2)	109	141,118	1,295	189	176,423	933
East total	451	297,877	660	534	338,740	634
Total	2,765	$1,922,895	$695	3,826	$2,981,255	$779

	June 30,	December 31,
	2023	2022
Lots Owned or Controlled:
Arizona	2,520	2,901
California	11,123	11,399
Nevada	1,914	1,634
Washington	827	827
West total	16,384	16,761
Colorado	1,749	1,600
Texas	9,951	10,361
Central total	11,700	11,961
Carolinas(1)	3,525	3,857
Washington D.C. Area(2)	1,225	1,215
East total	4,750	5,072
Total	32,834	33,794

	June 30,	December 31,
	2023	2022
Lots by Ownership Type:
Lots owned	18,378	18,762
Lots controlled (3)	14,456	15,032
Total	32,834	33,794

(1)     Carolinas comprises North Carolina and South Carolina.
(2)     Washington D.C. Area comprises Maryland, Virginia and the District of Columbia.
(3)     As of June 30, 2023 and December 31, 2022, lots controlled included lots that were under land option contracts or purchase contracts. As of June 30, 2023 and December 31, 2022, lots controlled for Central include 3,685 and 3,325 lots, respectively, and lots controlled for East include 93 and 141 lots, respectively, which represent our expected share of lots owned by our investments in unconsolidated land development joint ventures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile the homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$819,077	100.0%	$1,004,644	100.0%
Cost of home sales	651,999	79.6%	731,352	72.8%
Homebuilding gross margin	167,078	20.4%	273,292	27.2%
Add: interest in cost of home sales	25,366	3.1%	24,963	2.5%
Add: impairments and lot option abandonments	11,761	1.4%	972	0.1%
Adjusted homebuilding gross margin	$204,205	24.9%	$299,227	29.8%
Homebuilding gross margin percentage	20.4%		27.2%
Adjusted homebuilding gross margin percentage	24.9%		29.8%

	Six Months Ended June 30,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$1,587,482	100.0%	$1,729,895	100.0%
Cost of home sales	1,240,117	78.1%	1,262,012	73.0%
Homebuilding gross margin	347,365	21.9%	467,883	27.0%
Add: interest in cost of home sales	45,592	2.9%	42,028	2.4%
Add: impairments and lot option abandonments	12,478	0.8%	1,461	0.1%
Adjusted homebuilding gross margin	$405,435	25.5%	$511,372	29.6%
Homebuilding gross margin percentage	21.9%		27.0%
Adjusted homebuilding gross margin percentage	25.5%		29.6%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30, 2023	December 31, 2022
Loans payable	$287,427	$287,427
Senior notes	1,092,408	1,090,624
Total debt	1,379,835	1,378,051
Stockholders’ equity	2,896,111	2,832,389
Total capital	$4,275,946	$4,210,440
Ratio of debt-to-capital(1)	32.3%	32.7%

Total debt	$1,379,835	$1,378,051
Less: Cash and cash equivalents	(981,567)	(889,664)
Net debt	398,268	488,387
Stockholders’ equity	2,896,111	2,832,389
Net capital	$3,294,379	$3,320,776
Ratio of net debt-to-net capital(2)	12.1%	14.7%
__________
(1)    The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt by the sum of total debt plus stockholders’ equity.
(2)    The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is total debt less cash and cash equivalents) by the sum of net debt plus stockholders’ equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income available to common stockholders, as reported and prepared in accordance with GAAP. EBITDA means net income available to common stockholders before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation and (f) impairments and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)
Net income available to common stockholders	$60,724	$136,383	$135,466	$223,861
Interest expense:
Interest incurred	37,394	28,789	74,873	57,342
Interest capitalized	(37,394)	(28,789)	(74,873)	(57,342)
Amortization of interest in cost of sales	25,681	24,963	45,932	42,028
Provision for income taxes	21,472	45,936	48,822	76,161
Depreciation and amortization	6,128	6,741	13,182	12,026
EBITDA	114,005	214,023	243,402	354,076
Amortization of stock-based compensation	4,162	5,751	8,023	11,023
Impairments and lot option abandonments	11,761	1,131	12,478	1,897
Adjusted EBITDA	$129,928	$220,905	$263,903	$366,996